SHARED SERVICES AGREEMENT
This Agreement made and entered into this 1st day of January, 2017 by UTG, INC., a Delaware corporation ("UTG") and FIRST SOUTHERN NATIONAL BANK, a national banking association ("FSNB").
WHEREAS, UTG is an insurance holding company engaged in the general life insurance business;
WHEREAS, FSNB is a national banking association.
WHEREAS, UTG and FSNB each has as one of its primary objectives to operate in the most efficient and profitable manner;
WHEREAS, each of UTG and FSNB, through its officers, agents and employees, has extensive experience and expertise in acquiring, managing and operating corporations and other business entities engaged in the financial services business as well as other financial and investment activities; and has been successful in reducing the general expenses of such businesses;
WHEREAS, each of UTG and FSNB desires that the experience, expertise, sources of information, advice, counseling and assistance of the other and its officers and employees be available to them in the future, and to have each entity undertake certain duties and responsibilities and perform certain services on behalf of the other entity as provided herein; and,
WHEREAS, UTG and FSNB are each willing to render such shared services for the other on the terms and conditions herein set forth;
WHEREAS, UTG and FSNB are members of the same holding company structure.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is mutually agreed between the parties as follows:
1.
Services. During the term of this Agreement, the parties hereby agree to share personnel and the employee costs of certain groups of employees of both entities.  The initial Shared Services of the two entities shall be as follows:

	UTG percentage	FSNB percentage
Accounting	50%	50%
Information Technology	50%	50%
Human Resources	*	*
Investments	50%	50%

*Human Resources shall be allocated based on the percentage of the number of individuals on the payroll system for each entity to the total of both entities.

The Shared Services of each entity shall include the base pay, bonuses paid, payroll related taxes and costs of employee benefits provided for each individual covered.

Allocated costs shall first be reduced for reimbursements, if any, received from other entities or third parties.

Additional employees or groups of employees may be added as shared services upon mutual agreement of both parties and attached hereto as an addendum to this Agreement.

Corporate performance based bonuses or awards are specifically excluded from this formula and sharing arrangement.  Such bonuses or awards shall be borne entirely by the individual entity and determined exclusively by the management of each entity.  Individuals covered under this agreement may receive such corporate performance based bonuses from either or both entities.

2.	Officers and Employees. Officers and employees of UTG or FSNB shall serve, if elected, as directors, officers and members of committees of the other entity.
3.	Fees.
a.
Fees.  As consideration for providing these shared services under this Agreement each party agrees to pay the other party, a fee equal to it's pro rata share of the costs incurred by both parties to provide such services including but not limited to all shared personnel costs and taxes.

b.
Accountings.  Periodically, but not less than quarterly, an accounting of the actual expenses allocable to each party shall be provided.  Said accounting shall be in such detail and be accompanied by substantive documentation satisfactory to both parties.  Any balance due to or from the other party as a result of the actual accounting shall be settled within 30 (thirty) days.

c.
Allocation.  Each party shall be responsible for the reimbursement of its pro rata share of the above described services to the other party based on the allocation percentages established above.  This pro-rata share of allocations shall be reviewed and updated as both parties deem reasonable but in no event not less than annually.

4.
Facilities and Staff. Each entity shall provide its officers and employees with adequate office space and adequate office equipment and other furniture, and clerical and secretarial personnel for the performance of the services provided for hereunder, and assume the expenses of same.

5.
Responsibility. Each party shall be responsible to render the services provided for herein in good faith and in a reasonably competent manner.  Each party shall use its best efforts to maintain the confidentiality of all matters relating to the business of the other party.  It is expressly understood and agreed that UTG and FSNB are not partners or joint venturers and nothing herein shall be construed so as to make them partners or joint venturers or impose any liability as such on either of them. The relationship between UTG and FSNB shall be that of independent contractors.

6.
Freedom of Activity. Nothing in this Agreement shall otherwise limit or restrict the right of either entity or any officer or employee of either entity to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7.
Term. This agreement shall remain in full force and effect for a period of 12 months from the date hereof and may not be terminated by any party during said term except as otherwise provided herein. Upon the expiration of the term of this Agreement, it shall remain in full force and effect from month to month unless terminated by any party, upon ninety (90) days' prior written notice.

8.
No Assignability. This agreement shall terminate automatically in the event of any assignment hereof by UTG or FSNB. An assignment by either party to a corporation or other entity that is a successor to it shall not be deemed an assignment for purposes hereof.

9.	Termination. This Agreement shall be and become terminated immediately upon written notice of termination from either party to the other if any of the following events shall occur.
a.	Either party shall violate any provisions of this Agreement and shall fail to cure such default within thirty (30) days after receipt of written notice of such violation; or
b.
A party shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator or trustee of the entity, or of all or substantially all of its property by reason of the foregoing, or approving any petition filed against the entity for its reorganization, and such adjudication or order shall remain in force or unstayed for a period of ninety (90) days; or

c.
Either party shall institute proceedings of voluntary bankruptcy, or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for the relief of debtor, or shall consent to the appointment of a receiver of the entity or of all or substantially all of its property, or shall make a general assignment for the benefits of its creditor, or shall admit in writing its inability to pay its debts generally as they become due.

If any of the events specified in subparagraphs (b) and (c) of this Section 9 shall occur, the affected entity shall give written notice thereof to the other within fifteen (15) days after the happening of such event.
10.
Disclosure of Information.  Each party agrees all information communicated to it by or on behalf of the other party while this Agreement is in force shall be used by it only for the purposes of this Agreement and during the term of this Agreement, and thereafter.  Each party will not disclose such information to any person who is not a Director, Officer, employee or agent of the other party or of any of its affiliated companies, except to the extent such disclosure is directly or indirectly related to the performance of this Agreement or is otherwise required by any applicable law, rule or regulation.

11.
Safeguarding Customer Information. Both parties acknowledge that through services provided to the other, the servicing party providing the service may have access to non-public customer information.  Both parties agree to comply with the privacy and safeguarding requirements of the federal Gramm-Leach-Bliley Act (GLBA, 15 U.S.C. section 6801) and the applicable regulations and guidelines thereunder.  Each party agrees to promptly notify the other party of any unauthorized disclosure of confidential information of the party's customers serviced under this Agreement and to keep the other party advised of all remedial actions taken in connection therewith, unless law enforcement deems that such notification would impede an ongoing investigation or that such notification is otherwise prohibited by law or regulation.

12.
Reports to Board of Directors.  Services provided to each party, as well as, the cost of services and allocations used shall be reported to the respective Board of Directors on at least an annual basis.

13.
Records and Reports.  Except as provided herein, all forms, records, statements, reports, files and other data and information prepared, maintained or collected by one party in the performance of this Agreement shall become the sole property of each party and shall be furnished to the other upon request.

14.
Inspection of Books and Records.  Each party shall keep proper books of account and records relating to the services performed hereunder in which full and correct entries will be made.  Both parties shall have the right to inspect the books and records of the other party at the offices in which said books and records are maintained during normal business hours for any purpose related to administration performance of this Agreement.

15.
Performance. The failure of either party to insist upon strict performance of any provision of this Agreement shall not constitute a waiver of the right to insist upon strict performance or the obligation to strictly perform thereafter.

16.
Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall, unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, be given by being mailed by certified mail, postage prepaid, to the following address of the parties thereto:

If to UTG:               UTG, Inc
Attn:  James P. Rousey, President
205 North Depot Street
Stanford, Kentucky  40484

If to FSNB:            First Southern National Bank
Attn:  Tommy Roberts, CEO
99 Lancaster Street
Stanford, Kentucky  40484

Any party may, at any time, give written notice to the other parties, changing its address for the purposes of this Section 14.

17.	Entire Agreement. This Agreement contains the entire understanding of the parties hereto and supersedes all prior agreements of the parties with respect to the subject matter contained herein.
18.
Modification. This Agreement shall not be amended, changed, modified, terminated or discharged, in whole or in part, except by an instrument, in writing, duly executed by all parties hereto or their respective successors or assigns.

19.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors of the parties hereto.
20.	Applicable Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Kentucky as at the time in effect.
21.
Severability. If any provisions of this Agreement shall be found to be invalid by any court or competent jurisdiction, such findings shall not affect the remaining provisions of this Agreement and all other provisions herein shall remain in full force and effect.

22.
Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are inserted for convenience of reference only and neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first above written.

UTG, INC. FIRST SOUTHERN NATIONAL BANK

By:  /s/James P. Rousey______________              By: /s/Tommy Roberts________________
       James P. Rousey                         Tommy Roberts
        President                   CEO

Attest: Attest:

 /s/Theodore C. Miller_____________________________                           /s/Theodore C. Miller_________________
Theodore C. Miller                         Theodore C. Miller
Secretary  Secretary